UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 16, 2015

LION BIOTECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)
Nevada	75-3254381
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification number)

21900 Burbank Blvd, Third Floor, Woodland Hills, CA 91367
(Address of principal executive offices and zip code)
(818) 992-3126
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2015, the Board of Directors of Lion Biotechnologies, Inc. (the “Company”) appointed Ryan D. Maynard as a new member of the Board and as the Chair of the Company’s Audit Committee.  Mr. Maynard will serve as a director on the Board until the Company’s 2015 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

Mr. Maynard currently is the Executive Vice President and Chief Financial Officer of Rigel Pharmaceuticals, Inc., a clinical-stage drug development public company.  He joined Rigel in September 2001 as Corporate Controller and was appointed as an Assistant Secretary in October 2001. In June 2006 he became Vice President of Finance and Acting Chief Financial Officer and became our Vice President and Chief Financial Officer in January 2007. Prior to joining Rigel, Mr. Maynard was Corporate Controller and Director of Finance and Accounting for Personify, Inc., an e-commerce software company, from November 1999 to April 2001. From July 1998 to October 1999 he served as Controller of General Magic, Inc. and from July 1994 to June 1998 he held various positions at Siliconix, Inc., most recently as Senior Finance Manager. He previously worked at Ernst & Young, LLP, where he became a certified public accountant. Mr. Maynard holds a B.S. in Commerce—Accounting from Santa Clara University.

There are no arrangements or understandings between Mr. Maynard and any other persons pursuant to which he was elected as a director of the Company. There are no family relationships between Mr. Maynard and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. Mr. Maynard is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Maynard’s election to the Board is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LION BIOTECHNOLOGIES, INC.

Date: February 18, 2015	By:	/s/ Michael Handelman
Michael Handelman, Chief Financial Officer